Exhibit 99.1

As a result of an inadvertent error, the version of the earnings release Biohaven Pharmaceutical Holding Company Ltd. (“Biohaven”) issued before market open on May 10, 2021 (the “Original Earnings Release”) included certain inaccurate financial and operational data. The financial and operational data included in the earnings call and slide deck available on the company website prior to market open was correct. The information contained within this corrected earnings release, which had no impact on net product revenue or gross profit, and an immaterial impact to net loss and net loss per share on both a reported GAAP and adjusted non-GAAP basis, amends and supersedes the information contained within the Original Earnings Release in all respects.

BIOHAVEN REPORTS FIRST QUARTER 2021 FINANCIAL RESULTS AND RECENT BUSINESS DEVELOPMENTS

- Exceeded expectations of NURTEC™ ODT (rimegepant) with net product revenue of $43.8 million for the first quarter of 2021, totaling $107.4 million in net product revenue since launch in March 2020

- Continued brand momentum for NURTEC ODT totaling more than 600,000 prescriptions from product launch to date, with more than 33,000 unique prescribers

- Advanced Neuroinnovation™ Platform with multiple Phase 3 studies results expected within the next year, and enrolled first patient in Phase 2/3 trial of oral zavegepant, prompting $100 million Royalty Pharma milestone payment

NEW HAVEN, Conn., May 10, 2021 – Biohaven Pharmaceutical Holding Company Ltd. (NYSE: BHVN; the “Company”), a biopharmaceutical company with a portfolio of innovative, late-stage product candidates targeting neurological diseases including rare disorders, today reported financial results for the first quarter ended March 31, 2021, and provided a review of recent accomplishments and anticipated upcoming milestones.

Vlad Coric, M.D., Chief Executive Officer of Biohaven commented, “NURTEC ODT’s performance, with its differentiated efficacy and safety profile, continues to be bolstered by overwhelmingly positive patient and provider sentiment to date. We are highly encouraged by the continued success of NURTEC ODT, with net revenues of $43.8 million in the first quarter exceeding expectations.”

Dr. Coric added, “In addition to pursuing multiple life-cycle management and also non-migraine indications with our CGRP-antagonist franchise, we continue to make strides in advancing the many programs across our pipeline, recognizing the high unmet need for treatments within our MPO inhibitor and glutamate modulating platforms. The impressive enrollment of verdiperstat in both the MSA trial and the Healey ALS trial is a testament to our commitment to delivering solutions within the neurodegenerative space. We look forward to announcing topline results across multiple assets in our pipeline over the next year."

First Quarter and Recent Business Highlights

Continued strong uptake of NURTEC ODT – With significant market opportunity ahead, Biohaven remains focused on investing in the ongoing success of NURTEC ODT, defined by growth of oral CGRP class volume and increasing NURTEC ODT market share in the U.S. Despite first quarter prescription softness across the industry, we are pleased to see continued substantive growth quarter over quarter in product demand and net sales. NURTEC ODT retains its ~89% commercial coverage, while expanding coverage in Medicaid and Medicare throughout '21.

NURTEC ODT Approved in Israel and United Arab Emirates for Acute Treatment of Migraine – In March, the Company announced that both regions obtained market authorizations by the Israeli Ministry of Health and the United Arab Emirates Ministry of Health, respectively. Distribution agreements are in place with Medison Pharma in Israel and Genpharm Services in the Middle East and Gulf Region.

Submitted EU MAA of first ever dual acting filing for the treatment of migraine, inclusive of both acute and preventive treatment – The Company submitted the MAA for rimegepant dual activity, inclusive of acute and prevention of migraine. The submission has been validated by the European Medicines Agency and the EU procedure has been initiated. If approved, Vydura will be the commercial name for Rimegepant in the EU.

Enrolled First Patient in Phase 2/3 of Oral Zavegepant – In March, the Company enrolled the first patient in a Phase 2/3 clinical trial for the preventive treatment of migraine. As a part of the previously announced funding agreement with Royalty Pharma to advance the development of zavegepant, Biohaven concurrently received a $100 million milestone payment. The randomized, double-blind, placebo-controlled trial will enroll approximately 2,900 people with migraine and will evaluate the efficacy and safety of 100 mg and 200 mg doses of oral zavegepant. The zavegepant program encompasses intranasal zavegepant as well as oral formulations of zavegepant for migraine and non-migraine indications.

Enrolled More Than 50% of Participants Ahead of Timeline in Verdiperstat Pivotal Healey ALS Platform Trial – In March, more than 50% of participants were enrolled in the verdiperstat regimen of HEALEY ALS Platform Trial, which is evaluating the efficacy of several treatments including verdiperstat in people with amyotrophic lateral sclerosis ("ALS"). The trial, conducted across over 50 sites, will study approximately 160 adults with ALS. Participants will be randomized in a 3-to-1 ratio to be treated with verdiperstat 600 mg oral tablet twice daily or placebo for 24 weeks. Verdiperstat is a potential first-in-class, brain-penetrant, selective inhibitor of myeloperoxidase in development by Biohaven for the treatment of neurodegenerative diseases, including ALS and multiple system atrophy.

Initiated pivotal Phase 3 trial of troriluzole in OCD – In January, the Company announced that it had commenced enrollment in a Phase 3 clinical trial of troriluzole in patients with OCD. Biohaven is advancing the 280 mg once daily dose of troriluzole into two double-blind, placebo-controlled Phase 3 clinical trials with identical study designs and plans to enroll approximately 600 patients in each of these adjunctive treatment trials across study sites in both the United States and Europe. Phase 3 trial enhancements include increased sample size to adequately power for previously observed treatment effects, a higher dose of troriluzole and optimized clinical trial design to minimize the placebo effect.

Acquired novel immune modulating platforms and target degrader platform – In January, the Company acquired Kleo Pharmaceuticals, Inc. (Kleo), including its MATE and ARM platforms, and exclusively licensed a target degrader platform from Yale University based on intellectual property derived from ground-breaking research in the laboratory of Professor David Spiegel. The Company assumed Kleo's laboratory facilities located in Science Park in New Haven, Connecticut and formed Biohaven Labs to serve as the integrated chemistry and discovery research arm of Biohaven. Biohaven Labs will continue several existing Kleo discovery partnerships, including with the Bill and Melinda Gates Foundation for the development of a Hyperimmune Globulin Mimic for COVID-19 and PeptiDream for the development of immuno-oncology therapeutics.

Announced BHV-1200 Demonstrates Effective Neutralization of Multiple Strains of COVID-19 – In February, the Company announced that a hyperimmune globulin mimic developed with Biohaven's proprietary MATE platform has demonstrated functional binding and neutralization of the SARS-CoV-2 virus, including the strains known as the "English" and "South African" variants (also known as B.1.1.7 and B.1.351, respectively). The Company intends to advance BHV-1200 into a full clinical development program. Accelerated development of the COVID-19 MATE program has been supported by the Bill and Melinda Gates Foundation. In addition, the in vitro data indicate that BHV-1200 may activate important immune system components including antibody-dependent cellular phagocytosis and antibody dependent cellular cytotoxicity. Biohaven's proprietary MATE-conjugation technology could also be used against other infectious diseases by changing the targeting moiety of its antibody binders.

Upcoming Milestones:
Biohaven is continuing to support the launch of NURTEC ODT and develop its product candidates through clinical and preclinical programs in a number of common and rare disorders. The Company expects to reach significant pipeline milestones with its CGRP receptor antagonists, glutamate modulators, and myeloperoxidase inhibitors.

Biohaven expects to:

•Continue to advance the commercialization of NURTEC ODT (rimegepant) for the acute treatment of migraine.
•Prepare rimegepant toward potential commercialization for the preventive treatment of migraine in the second quarter of 2021, if U.S. FDA approval is received.
•Report topline of intranasal zavegepant in the acute treatment of migraine in the second half of 2021.
•Report topline of verdiperstat for the treatment of MSA in the third quarter of 2021.
•Complete enrollment of verdiperstat for the treatment of ALS in the fourth quarter of 2021.
•Report topline of troriluzole in Spinocerebellar Ataxia in the fourth quarter of 2021 or early 2022.
•Report topline of troriluzole in OCD in 2022.

First Quarter Financial Results

Product Revenues, Net: Net product revenue was $43.8 million for the three months ended March 31, 2021, compared to $1.2 million for the three months ended March 31, 2020. The increase of $42.7 million in net product revenues is primarily due to a full quarter of NURTEC ODT sales during the three months ended March 31, 2021 compared to a partial quarter of NURTEC ODT sales during the three months ended March 31, 2020. The Company began selling NURTEC ODT in March 2020.

Cash and Marketable Securities: Cash, restricted cash, and marketable securities as of March 31, 2021, was $570.9 million, compared to $357.4 million as of December 31, 2020. The increase is primarily driven by proceeds from sales of common shares and receipt of the milestone payment from Royalty Pharma during the three months ended March 31, 2021.

Research and Development (R&D) Expenses: R&D expenses, including non-cash share-based compensation costs, were $107.1 million for the three months ended March 31, 2021, compared to $56.1 million for the three months ended March 31, 2020. The increase of $51.0 million was primarily due to expenses from later stage trials in the zavegepant programs of $17.5 million (including clinical drug supply purchases), an increase of $13.8 million in non-cash share based compensation expense due to the Company's annual equity incentive awards being granted in three months ended March 31, 2021 for performance year 2020 as compared to the 2019 annual equity incentive awards granted in the three months ended December 31, 2019, and one-time upfront license expenses of $7.9 million and development milestones of $5.0 million in three months ended March 31, 2021.

Selling, General and Administrative (SG&A) Expenses: SG&A expenses, including non-cash share-based compensation costs, were $159.5 million for the three months ended March 31, 2021, compared to $95.6 million for the three months ended March 31, 2020. The increase of $64 million was primarily due to spending to support commercial sales of NURTEC ODT for a full fiscal quarter in 2021 vs a partial quarter in 2020 due to timing of the commercial launch in March 2020. Less than half of the SG&A expense was for commercial organization personnel costs, excluding non-cash share-based compensation expense. Non-cash share-based compensation expense was $28.7 million for the three months ended March 31, 2021, an increase of $18.0 million as compared to the same period in 2020. The increase in non-cash share based compensation expense was primarily due to the Company's annual equity incentive awards timing, as noted above.

Net Loss: Biohaven reported a net loss attributable to common shareholders for the three months ended March 31, 2021 of $265.0 million, or $4.27 per share, compared to $172.9 million, or $3.07 per share for the same period in 2020. Non-GAAP adjusted net loss for the three months ended March 31, 2021 was $188.4 million, or $3.04 per share, compared to $134.9 million, or $2.39 per share for the same period in 2020. These non-GAAP adjusted net loss and non-GAAP adjusted net loss per share measures, more fully described below under “Non-GAAP Financial Measures,” exclude non-cash share-based compensation charges, non-cash interest expense related to the accounting for mandatorily redeemable preferred shares and liability related to sale of future royalties, changes in the fair value of derivatives, gains or losses from equity method investment, collaboration and license upfront expenses, and accrued development milestone payments. A reconciliation of the GAAP financial results to non-GAAP financial results is included in the tables below.

Conference Call Information
As previously announced, the Company will hold a conference call to discuss its first quarter 2021 results today at 8:30 a.m. EDT. To access the call, please dial 877-407-9120 (domestic) or 412-902-1009 (international). The conference call webcast, and accompanying slide presentation, can be accessed through the "Investors" section of Biohaven's website at www.biohavenpharma.com. To ensure a timely connection, it is recommended that participants register at least 15 minutes prior to the scheduled webcast. A replay of the call will be made available for two weeks following the conference call. To hear a replay of the call, dial 877-660-6853 (domestic) or 201-612-7415 (international) with conference ID 13718062. An archived webcast will be available on Biohaven's website.

Non-GAAP Financial Measures
This press release includes financial results prepared in accordance with accounting principles generally accepted in the United States (GAAP), and also certain non-GAAP financial measures. In particular, Biohaven has provided non-GAAP adjusted net loss and adjusted net loss per share, adjusted to exclude the items below. Non-GAAP financial measures are not an alternative for financial measures prepared in accordance with GAAP. However, Biohaven believes the presentation of non-GAAP adjusted net loss and adjusted net loss per share, when viewed in conjunction with GAAP results, provides investors with a more meaningful understanding of ongoing operating performance. These measures exclude (i) non-cash share-based compensation that are substantially dependent on changes in the market price of common shares, (ii) non-cash interest expense related to the accounting for our mandatorily redeemable preferred shares and liability related to sale of future royalties, which are in excess of the actual interest owed, (iii) changes in the fair value of derivative liability, which does not correlate to actual cash payment obligations in the relevant periods, (iv) gains or losses from equity method investment, which are non-cash and based on the financial results and valuation of another company that we did not manage or control, (v) collaboration and license upfront expenses, which the Company does not believe are normal, recurring operating expenses due to their nature, variability of amounts, and lack of predictability as to occurrence and/or timing, and (vi) non-routine accrued development milestone expenses.

Biohaven believes the presentation of these non-GAAP financial measures provides useful information to management and investors regarding Biohaven's financial condition and results of operations. When GAAP financial measures are viewed in conjunction with these non-GAAP financial measures, investors are provided with a more meaningful understanding of Biohaven's ongoing operating performance and are better able to compare Biohaven's performance between periods. In addition, these non-GAAP financial measures are among those indicators Biohaven uses as a basis for evaluating performance, and planning and forecasting future periods. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for GAAP financial measures. A reconciliation between these non-GAAP measures and the most directly comparable GAAP measures is provided later in this press release.

About Biohaven
Biohaven is a commercial-stage biopharmaceutical company with a portfolio of innovative, best-in-class therapies to improve the lives of patients with debilitating neurological and neuropsychiatric diseases, including rare disorders. Biohaven's Neuroinnovation portfolio includes FDA-approved NURTEC ODT (rimegepant) for the acute treatment of migraine and a broad pipeline of late-stage product candidates across three distinct mechanistic platforms: CGRP receptor antagonism for the acute and preventive treatment of migraine; glutamate modulation for obsessive-compulsive disorder, Alzheimer's disease, and spinocerebellar ataxia; and myeloperoxidase (MPO) inhibition for multiple system atrophy and amyotrophic lateral sclerosis. Biohaven Labs is a research and discovery arm of the company developing next-generation, bispecific compounds. More information about Biohaven is available at www.biohavenpharma.com.

Forward-Looking Statements
This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The use of certain words, including "believe", "continue", "may", "will" and similar expressions, are intended to identify forward-looking statements. These forward-looking statements involve substantial risks and uncertainties, including statements that are based on the current expectations and assumptions of Biohaven's management about NURTEC ODT as an acute treatment for patients with migraine and potential preventive treatment for migraine. Factors that could affect these forward-looking statements include those related to: Biohaven's ability to effectively commercialize NURTEC ODT, delays or problems in the supply or manufacture of NURTEC ODT, complying with applicable U.S. regulatory requirements, the expected timing, commencement and outcomes of Biohaven's planned and ongoing clinical trials, the timing of planned interactions and filings with the FDA, the timing and outcome of expected regulatory filings, the potential commercialization of Biohaven's product candidates, the potential for Biohaven's product candidates to be first in class or best in class therapies and the effectiveness and safety of Biohaven's product candidates. Various important factors could cause actual results or events to differ materially from those that may be expressed or implied by forward-looking statements. Additional important factors to be considered in connection with forward-looking statements are described in the "Risk Factors" section of Biohaven's Annual Report on Form 10-K for the year ended December 31, 2020, filed with the Securities and Exchange Commission on March 1, 2021. The forward-looking statements are made as of this date and Biohaven does not undertake any obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Product revenue, net	$43,823	$1,151
Cost of goods sold	12,862	424
Gross profit	30,961	727
Operating expenses:
Research and development	107,111	56,070
Selling, general and administrative	159,523	95,601
Total operating expenses	266,634	151,671
Loss from operations	(235,673)	(150,944)
Other income (expense):
Interest expense	(7,731)	(56)
Interest expense on mandatorily redeemable preferred shares	(7,943)	(5,561)
Interest expense on liability related to sale of future royalties	(13,508)	(8,425)
Change in fair value of derivatives	(210)	(5,781)
Gain (loss) from equity method investment	5,261	(1,380)
Other expense, net	(1,700)	(96)
Total other income (expense), net	(25,831)	(21,299)
Loss before provision for income taxes	(261,504)	(172,243)
Provision for income taxes	3,824	694
Net loss	(265,328)	(172,937)
Less: Net loss attributable to non-controlling interests	(360)	—
Net loss attributable to Biohaven Pharmaceutical Holding Company Ltd.	$(264,968)	$(172,937)
Net loss per share attributable to Biohaven Pharmaceutical Holding Company Ltd. — basic and diluted	$(4.27)	$(3.07)
Weighted average common shares outstanding—basic and diluted	62,040,715	56,412,439

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Amounts in thousands)

	March 31, 2021	December 31, 2020
	(Unaudited)
Assets
Current assets:
Cash	$464,714	$132,149
Marketable securities	101,547	223,185
Trade receivables, net	156,769	120,111
Inventories	58,329	39,563
Prepaid expenses and other current assets	119,337	88,398
Total current assets	900,696	603,406
Property and equipment, net	11,258	9,340
Equity method investment	—	1,176
Intangible assets, net	58,226	39,087
Other assets	32,979	33,966
Total assets	$1,003,159	$686,975
Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$64,571	$48,476
Accrued expenses and other current liabilities	268,720	166,630
Current portion of mandatorily redeemable preferred shares	62,500	62,500
Total current liabilities	395,791	277,606
Long-term debt	270,756	267,458
Liability related to sale of future royalties, net	339,020	328,350
Mandatorily redeemable preferred shares, net	122,119	111,591
Derivative liability	14,400	14,190
Obligation to perform R&D services	60,530	932
Other long-term liabilities	18,698	19,037
Total liabilities	1,221,314	1,019,164
Contingently redeemable non-controlling interests	60,000	60,000
Total shareholders’ deficit attributable to Biohaven Pharmaceutical Holding Company Ltd.	(275,976)	(390,370)
Non-controlling interests	(2,179)	(1,819)
Total shareholders' deficit	(278,155)	(392,189)
Total liabilities and shareholders’ deficit	$1,003,159	$686,975

BIOHAVEN PHARMACEUTICAL HOLDING COMPANY LTD.
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(Amounts in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Reconciliation of GAAP to Non-GAAP adjusted net loss:
GAAP net loss	$(264,968)	$(172,937)
Add: non-cash share-based compensation expense	48,726	16,879
Add: non-cash interest expense on mandatorily redeemable preferred shares	7,943	5,561
Add: non-cash interest expense on liability related to sale of future royalties	11,972	8,425
Add: change in fair value of derivatives	210	5,781
Add: (gain) loss from equity method investment	(5,261)	1,380
Add: collaboration and license upfront expenses	7,943	—
Add: accrued development milestone payments	5,000	—
Non-GAAP adjusted net loss	$(188,435)	$(134,911)

Reconciliation of GAAP to Non-GAAP adjusted net loss per share — basic and diluted:
GAAP net loss per share — basic and diluted	$(4.27)	$(3.07)
Add: non-cash share-based compensation expense	0.78	0.31
Add: non-cash interest expense on mandatorily redeemable preferred shares	0.13	0.10
Add: non-cash interest expense on liability related to sale of future royalties	0.19	0.15
Add: change in fair value of derivatives	—	0.10
Add: (gain) loss from equity method investment	(0.08)	0.02
Add: collaboration and license upfront fees	0.13	—
Add: accrued development milestone payments	0.08	—
Non-GAAP adjusted net loss per share — basic and diluted	$(3.04)	$(2.39)

About NURTEC ODT
NURTEC™ ODT (rimegepant) is the first and only calcitonin gene-related peptide (CGRP) receptor antagonist available in a quick-dissolve ODT formulation that is approved by the U.S. Food and Drug Administration (FDA) for the acute treatment of migraine in adults. The activity of the neuropeptide CGRP is thought to play a causal role in migraine pathophysiology. NURTEC ODT is a CGRP receptor antagonist that works by reversibly blocking CGRP receptors, thereby inhibiting the biologic activity of the CGRP neuropeptide. The recommended dose of NURTEC ODT is 75 mg, taken as needed, up to once daily. For more information about NURTEC ODT, visit www.nurtec.com.

About Migraine
Nearly 40 million people in the U.S. suffer from migraine and the World Health Organization classifies migraine as one of the 10 most disabling medical illnesses. Migraine is characterized by debilitating attacks lasting four to 72 hours with multiple symptoms, including pulsating headaches of moderate to severe pain intensity that can be associated with nausea or vomiting, and/or sensitivity to sound (phonophobia) and sensitivity to light (photophobia). There is a significant unmet need for new acute treatments as more than 90 percent of migraine sufferers are unable to work or function normally during an attack.

About CGRP Receptor Antagonism
Small molecule CGRP receptor antagonists represent a novel class of drugs for the treatment of migraine. This unique mode of action potentially offers an alternative to current agents, particularly for patients who have contraindications to the use of triptans, or who have a poor response to triptans or are intolerant to them.

Indication
NURTEC ODT is indicated for the acute treatment of migraine with or without aura in adults.

Limitations of Use
NURTEC ODT is not indicated for the preventive treatment of migraine.

Important Safety Information
Contraindications: Hypersensitivity to NURTEC ODT or any of its components.

Warnings and Precautions: If a serious hypersensitivity reaction occurs, discontinue NURTEC ODT and initiate appropriate therapy. Serious hypersensitivity reactions have included dyspnea and rash, and can occur days after administration.

Adverse Reactions: The most common adverse reaction was nausea (2% in patients who received NURTEC ODT compared to 0.4% in patients who received placebo). Hypersensitivity, including dyspnea and rash, occurred in less than 1% of patients treated with NURTEC ODT.

Drug Interactions: Avoid concomitant administration of NURTEC ODT with strong inhibitors of CYP3A4, strong or moderate inducers of CYP3A or inhibitors of P-gp or BCRP. Avoid another dose of NURTEC ODT within 48 hours when it is administered with moderate inhibitors of CYP3A4.

Use in Specific Populations:
1.Pregnant/breast feeding: It is not known if NURTEC ODT can harm an unborn baby or if it passes into breast milk.
2.Hepatic impairment: Avoid use of NURTEC ODT in persons with severe hepatic impairment.
3.Renal impairment: Avoid use in patients with end-stage renal disease.

Please click here for full Prescribing information.

You are encouraged to report side effects of prescription drugs to the FDA. Visit www.fda.gov/medwatch or call 1-800-FDA-1088 or report side effects to Biohaven at 1-833-4Nurtec.

Please click here for full Prescribing information and Patient Information.

Biohaven Contact
Dr. Vlad Coric
Chief Executive Officer
Vlad.Coric@biohavenpharma.com

For Media
Mike Beyer
Sam Brown Inc.
mikebeyer@sambrown.com
312-961-2502

NURTEC and NURTEC ODT are registered trademarks of Biohaven Pharmaceutical Ireland DAC. Neuroinnovation is a registered trademark of Biohaven Pharmaceutical Holding Company Ltd.